Exhibit 8.1

LIST OF CONSOLIDATED SUBSIDIARIES

For a list of KT Corporation’s consolidated subsidiaries as of December 31, 2022 and their jurisdiction of incorporation, please see Note 1.2 of Notes to the Consolidated Financial Statements contained in KT Corporation’s annual report on Form 20-F for the fiscal year ended December 31, 2022.